UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 18, 2006

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-11512	04-2857552
(Commission File Number)	(I.R.S. Employer Identification No.)

27 Drydock Avenue
Boston, Massachusetts	02210-2377
(Address of Principal Executive Offices)	(Zip Code)

(617) 897-2400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

On February 18, 2006, Gary G. Brandt, Vice President of Corporate Development of SatCon Technology Corporation (the “Company”), adopted a trading plan pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, under which he intends to sell 5,000 shares of the Company’s common stock per quarter over the next four quarters (an aggregate of 20,000 shares) for the purpose of paying any income taxes associated with the vesting of his restricted stock.  As a condition of employment, Mr. Brandt was awarded 50,000 shares of restricted stock which vest quarterly and are subject to withholding taxes.  Separately, prior to his effective employment date, Mr. Brandt purchased 50,000 shares of the Company’s common stock in the public market.  Assuming no further purchases or sales of shares of Company common stock by Mr. Brandt, following these Rule 10b5-1 sales he will hold 80,000 shares of the Company’s common stock.

The plan adopted by Mr. Brandt complies with the requirements of Rule 10b5-1, which permits officers and directors of public companies to adopt written plans and to sell specified amounts of their company’s stock at future dates, regardless of any material non-public information they may receive after adopting the plan. Such plans establish pre-determined trading parameters for transactions to automatically take place without the exercise of any subsequent influence by the person adopting the plan.  Plans permitted under the rule allow the officer or director to minimize the market effect of sales by spreading them over a more extended period than the traditional “trading windows” permitted under the typical insider trading policies, and also help prevent them from being prohibited from selling any shares for long periods of time due to nonpublic information they may possess.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: February 28, 2006	By:	/s/ David E. O’Neil
David E. O’Neil
Vice President of Finance and Treasurer